AMENDED 1999 EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN


                    HOMESTAKE MINING COMPANY


    EFFECTIVE APRIL 1, 1999, AMENDED AS OF SEPTEMBER 1, 1999












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                    HOMESTAKE MINING COMPANY
       AMENDED 1999 EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

1. This Amended 1999 Executive Supplemental Retirement Plan for designated key executives of Homestake Mining Company is effective as of April 1, 1999, and amended as of September
     1, 1999 (the "Plan").

2.   GENERAL PURPOSE OF PLAN

     This Plan is established to provide supplementary Retirement
     Benefits for key executives designated by the Compensation
     Committee of the Board of Directors.

3.   DEFINITIONS

     (a)  "Affiliate" means Homestake Mining Company of
          California, Homestake Canada Inc., Homestake Gold of
          Australia Limited, Plutonic Resources Limited, and any other affiliated organizations designated by the Committee to participate in the Plan.

     (b)  "Board" means the Board of Directors of Homestake
          Mining Company.

     (c) "Change of Control" means any of the following events (except as specifically provided elsewhere):

          (i) The Company or any of its Subsidiaries is a party to a consolidation or merger or other combination, or there is an acquisition by the Company or any of its Subsidiaries of another corporation or entity or its assets, or there is any other corporate reorganization or acquisition transaction in which the Company or any of its Subsidiaries is a participant, under the terms of which capital stock having less than 62.5% of the voting power in election of directors in the Company or the resulting or surviving publicly held corporation or entity (if not the Company) is held by the Stockholders of the Company immediately preceding such event;

          (ii) At least 75% in fair market value of the Company's assets are sold; or

          (iii)Capital stock having at least 25% in voting power in election of directors of the Company is acquired by any one person or group as that term is used in Rule 13d-5 under the Securities Exchange Act of 1934.

          For purposes of this Plan, holders of Homestake Canada
          Inc. Exchangeable Shares shall be deemed to be Stockholders of Homestake.

     (d)  "Company" or "Homestake" means Homestake Mining Company.

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     (e)  "Committee" means the Compensation Committee of
          the Board, as constituted from time to time, or, in the event there is no such Committee of the Board, means the Board.

     (f) "Compensation" means all regular base salary and performance bonuses paid under the Homestake Variable Pay Plan which are or would be reported on Form W-2 (or comparable form) for any calendar year; any pre-tax reductions of such compensation made pursuant to election under a Section 401(k), Cafeteria, Deferred Income or similar plan; and any amount of cash bonus for such year under the Homestake Variable Pay Plan that has been foregone in lieu of restricted stock awards. "Compensation" does not include: directors' fees; amounts resulting or relating to exercise of or vesting in stock options, stock appreciation rights or other restricted stock rights under stock option and share rights plans (including stock received on vesting of restricted stock awards received in lieu of cash bonuses foregone); relocation or signing bonuses; loan forgiveness amounts; tax gross-up payments; tax equalization payments; other fees and commissions; and any other payments (or deemed payments) not described in the preceding sentence.

     (g) "Normal Retirement Date" means, with respect to a Participant, the first day of the calendar month coincident with or next following the first date on which the Participant has both attained age 62 and attained a Vesting Event.

     (h) "Participant" means a key executive of the Company or Affiliate who receives written notification from the Company that he or she has been designated as a participant in the Plan by the Committee, and who agrees to be a participant in the Plan.

     (i)  "Prior Plan" means the Amended and Restated Executive
          Supplemental Retirement Plan effective August 1, 1995, as modified January 23, 1998.

     (j) "Retirement Benefit" means the benefits payable under this Plan, calculated in accordance with Section 4.

     (k)  "Homestake Retirement Plan" means the Homestake
          Retirement Plan, restated as of January 1, 1989, as it has been and may be amended and restated from time to time.

     (l) "Reorganization Vesting Events" has the meaning set out in Section 13 hereof.

     (m) "Service" means all periods of employment with the Company and any Affiliate and any other entity designated by the Committee.

     (n) "Subsidiary" means any corporation or other entity that is controlled by the Company.

     (o)  "Vesting Event" means the earliest of the following dates:

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          (i)  A Participant has attained age 55 and has
               completed 10 years of Service;

          (ii) A Participant has been a Participant in the Plan
               (and/or the Prior Plan) for five years and has completed 15 years of Service; or

          (iii)A Participant has attained age 55 and has been a Participant in the Plan (and/or the Prior
               Plan) for five years.

4.   RETIREMENT BENEFIT

     (a) Normal Retirement Benefit. A Participant who retires at the Normal Retirement Date shall be entitled to receive a monthly Retirement Benefit equal to the amount determined by multiplying:

               (i)  4-1/3% by

               (ii) the complete or fractional
                    years of Service (up to a maximum of 15
                    years) by

               (iii)the average monthly
                    Compensation paid to the Participant during the period of his 36 consecutive months of highest Compensation (or, if employed for less than 36 consecutive months, the period of such Participant's actual employment);

          The monthly Retirement Benefit thus calculated
          shall be reduced by:

               (iv) commencing on the Participant's
                    attainment of age 65, (x) 50% of the
                    primary insurance amount of United
                    States Social Security which the Participant would be entitled to receive if he retired and commenced receipt of benefits at that time, and (y) an amount equal to any reduction for Canada Pension Plan, Quebec Pension Plan and any similar foreign employment related social security plan ("foreign plans") benefits which the Participant would be entitled to receive if he retired and commenced receipt of benefits at that time, but only to the extent the Homestake Retirement Plan has been amended prior to the Participant's attainment of age 65 to provide for such a reduction in respect of foreign plans from benefits payable under the Homestake Retirement Plan, and

               (v)  benefits from time to time
                    received or receivable before giving effect to any spousal or contingent annuitant benefit election under the Homestake Retirement Plan, the Supplemental Retirement Plan or any other of the Company's pension or retirement plans (not including the Savings
                    Plan), and any disability plan or worker's compensation plan.

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     (b)  Early Retirement Benefit.  A Participant who has
          attained a Vesting Event and who is not employed by the Company or any of its Affiliates at the time Retirement Benefits are proposed to commence may request commencement of Retirement Benefits on the first day of any month after the Participant has attained age 55, by written request filed with, and subject to the approval of, the Committee. The Committee, at its discretion, may withhold such approval, but in no event beyond age
          62. If the request is approved, the Participant shall be entitled to receive a monthly Retirement Benefit determined as provided in clauses (i), (ii) and (iii) of paragraph (a) above, reduced as follows:

               (i)  by 4% of such amount for each
                    year (prorated on a monthly basis for parts of a year) by which such commencement of benefits precedes the Participant's Normal
                    Retirement Date; and

               (ii) there shall then be made the
                    reductions provided in clauses (iv) and (v) of paragraph (a) above.

          Notwithstanding the foregoing, if the Committee withholds such approval, the Participant may nonetheless elect to commence receiving early Retirement Benefits on the date requested (or 30 days after the election, whichever is later), provided that, in addition to the reductions set out in clauses (i) and (ii) of this paragraph (b), the Retirement Benefit shall be subject to an additional penalty reduction of 1% for each year (prorated on a monthly basis for parts of a year) by which such commencement of benefits precedes the Participant's Normal Retirement Date, up to a maximum additional reduction of 5%. Such election must be made within 30 days after the Participant receives notice from the Committee withholding such approval.

     (c) Postponed Retirement Benefit. A Participant who retires after the Normal Retirement Date shall receive a Retirement Benefit calculated as provided in paragraph (a), recognizing all years of Service (up to a maximum of fifteen years) and Compensation paid prior to the Participant's actual retirement.

     (d) Surviving Spouse Benefit. If a Participant who has attained a Vesting Event or a Reorganization Vesting Event dies, either before or after commencement of Retirement Benefits, the Participant's qualifying spouse shall receive a Surviving Spouse Benefit for life if the Participant did not, at the time of death, have in effect a valid election to receive an optional form of joint and survivor annuity pursuant to Section
          5. A "qualifying spouse" is the spouse of a Participant at the Participant's death who has been lawfully married to the Participant throughout the one-year period ending on the Participant's death. If the Participant had previously commenced receiving Retirement Benefits, the Surviving Spouse Benefit shall commence on the first day of the month following the Participant's death. If the Participant had not previously commenced receiving Retirement Benefits, the Surviving Spouse Benefit shall commence on the first day of the month following

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          the month in which the
          Participant's Normal Retirement date would have occurred or, at the election of the Spouse in accordance with the procedures set out in paragraph (b) above, at any time after what would have been the Participant's 55th birthday. In all instances, the Surviving Spouse Benefit shall terminate with the payment for the month in which the spouse's death occurs. If the Participant was receiving Retirement Benefits at the time of the Participant's death, the Surviving Spouse Benefit shall equal one-half of the Retirement Benefit then being paid to the Participant, subject to further reduction as hereafter provided. If the Participant was not receiving Retirement Benefits at the time of the Participant's death, the Surviving Spouse Benefit shall equal one-half of the Retirement Benefit which would have been payable if the Participant had been living and had commenced receipt of benefits on the date of commencement of the Surviving Spouse Benefit, subject to further reduction as hereafter provided. Notwithstanding the foregoing, the Surviving Spouse Benefit shall be reduced by one percent of such benefit for each full year in excess of ten that the date of birth of the surviving spouse occurred after the date of birth of the deceased Participant.

     (e)  For the purposes of paragraphs (a), (b) and (c) of
          Section 4, the payment of any benefit provided under this Plan shall commence on the first day of the month following the month in which retirement occurs or the month in which the election to receive Retirement Benefits is made. The final payment shall be the payment made on the first day of the month in which death occurs.

5.   OPTIONAL FORMS OF BENEFITS

     Instead of the Retirement Benefit with Surviving Spouse Benefit provided in Section 4, a Participant may elect to receive an actuarially equivalent Retirement Benefit. Benefits paid to a surviving spouse or contingent annuitant shall be governed by the optional form of benefit elected. The election may be made at any time and may be changed at any time prior to the commencement of payment of benefits. The optional forms of benefits are as follows:

     (a) Surviving Spouse. The Retirement Benefit may be actuarially reduced to provide a benefit to a qualifying surviving spouse equal to:

               (i)  the benefit the Participant
                    would have been entitled to receive, or

               (ii) two-thirds of the benefit the
                    Participant would have been entitled to
                    receive.

     (b) Contingent Annuitant. With the written consent of a spouse, if any, a Participant may designate a person other than a qualifying spouse to be a contingent annuitant, in which case the Retirement Benefit will be actuarially reduced to provide a benefit to the contingent annuitant equal to:

               (i)  the benefit the Participant
                    would have been entitled to receive, or

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               (ii) two-thirds of the benefit the
                    Participant would have been entitled to
                    receive, or

               (iii)one-half of the benefit
                    the Participant would have been entitled to receive.

     Any actuarial reduction in benefits made pursuant to this
     Section 5 shall be made in accordance with the actuarial assumptions used in computing alternative forms of benefits under the Homestake Retirement Plan at the time that such reduction is made.

6.   BENEFIT INCREASES

     It is anticipated that the retirement benefits payable to Participants hereunder will exceed those to which Participants are entitled pursuant to the Homestake Retirement Plan, the Supplemental Retirement Plan or any other retirement plans from time to time in effect and its employment policies generally and, in the event that any Participant becomes entitled to retirement benefits under said plans and policies which benefits at any time or from time to time are greater than those herein provided, no additional benefits shall be payable under this Plan. If at any time the Company increases the benefits paid to persons then retired under the Company's retirement plans generally or to then retired senior executives generally, such increases shall be applied pro rata to all of the Retirement Benefits payable to Participants hereunder. For purposes of this section 6, any annual adjustment to the Participants' retirement benefits under the Homestake Retirement Plan will also apply to Retirement Benefits payable hereunder.

7.   TERMINATION OF SERVICE

     A Participant who ceases to be employed by the Company or any Subsidiary or Affiliate for any reason after having attained a Vesting Event or a Reorganization Vesting Event shall be entitled to receive Retirement Benefits as provided in Section 4 or Section 13. Any Participant who ceases to be employed by the Company or any Subsidiary or Affiliate for any reason before having attained a Vesting Event or a Reorganization Vesting Event shall cease to be a Participant and shall not be entitled to received any benefits under this Plan except for any benefits to which such Participant may become entitled through re-employment.

8.   ACCELERATED PAYMENT AND LUMP SUM ELECTIONS.

     (a) A Participant or his or her Beneficiary, as the case may be, may request, at any time after he or she becomes eligible to receive benefits payments under this Plan (including an early Retirement Benefit under Section 4(b)), to receive payments in a lump sum or in equal monthly installment payments over 10 years, based on the actuarial equivalent of his or her remaining vested benefits. Payments may not begin prior to the date that is or would have been the Participant's 55th birthday. The written request shall be filed with and be subject to the approval of, the Committee.

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          The Committee, at its discretion, may withhold such
          approval. Notwithstanding the foregoing, if the Committee withholds such approval, the Participant or Beneficiary may nonetheless elect to receive such accelerated or lump sum benefits on the date requested (or 30 days after the election, whichever is later), provided that, in addition to the reductions set out in clauses (i) and (ii) of Section 4(b), the amount of the Retirement Benefit (determined prior to actuarial adjustment) shall be subject to an additional penalty reduction of (i) 1% for each year (prorated on a monthly basis for parts of a year) by which commencement of such accelerated or lump sum benefits precedes the date that is or would have been the Participant's 62nd birthday, subject to a minimum reduction of 3% and a maximum reduction of 5%, and (ii) 3% as to any other Participant. Such election must be made within 30 days after the Participant or Beneficiary receives notice from the Committee withholding such approval.

     (b) Actuarial equivalence shall be determined in accordance with the actuarial assumptions used in computing lump sum payments under the Homestake Retirement Plan at the time such accelerated payments begin or such lump sum payment is made. Such actuarial benefit shall be paid (or commence to be paid) within 60 days of his or her election.

9.   SUSPENSION OR TERMINATION OF BENEFITS

     If the Committee determines that a Participant otherwise entitled to benefits under the Plan is engaged actively or proposes to engage actively, directly or indirectly, in activities which may be detrimental to the interests of the Company, it shall give such person written notice of the grounds for its determination. The Committee shall afford such person an opportunity to submit to it within 60 days thereafter a written statement of reasons why such person considers such determination to be incorrect. After considering such written statement and any other information which it determines to be relevant, the Committee shall have the right to terminate benefits otherwise payable under the Plan or to suspend them for such period as it determines to be appropriate. The Committee shall advise such person of its action. Any determination by the Committee to suspend or terminate benefits shall be final and binding upon the Participant.

10.  TRUST

     (a) The Company shall establish one or more grantor Trusts and the Company and Affiliates shall at least annually transfer over to the Trust such assets as the Company and Affiliates determine, in their sole discretion, are necessary to provide for the Company's and Affiliates' future liabilities created under the Plan, provided the assets of the Trust shall be considered part of the general assets of the Company and Affiliates subject to the claims of its general creditors.

     (b) The provisions of the Plan shall govern rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Participants and the creditors of the Company and Affiliates to the assets transferred

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          to the Trust.  The Company and Affiliates shall at all times remain liable to carry out its obligations under the Plan. The Company's and Affiliates' obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust.

11.  ADMINISTRATION AND INTERPRETATION

     (a) This Plan is intended to qualify for exemption from Parts II, III and IV of the Employee Retirement Income Security Act of 1974, as amended, as a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of such Act, and shall be so interpreted.

     (b) This Plan shall be administered by the Committee. The Committee shall have the discretion and authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.

     (c) In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may, from time to time, consult with counsel who may be counsel to the Company.

     (d) The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

     (e) The Company and Affiliates shall indemnify and hold harmless each member of the Committee against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by that member.

     (f) To enable the Committee to perform its functions, the Company and Affiliates shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the retirement, disability, death or termination of employment of its Participants, and such other pertinent information as the Committee may reasonably require.

12.  TERMINATION OF PLAN

     The Company and Affiliates reserves the right to change or terminate the Plan, or both, at any time. The Company and Affiliates shall promptly notify Participants of any change or termination. Any change or termination will not affect benefits vested on the effective date of change or termination, but, except as provided in Section 13(a), any benefits or expected benefits not then vested shall be modified or extinguished as the case may be. For this

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     purpose, benefits shall be deemed vested when a Participant has attained a Vesting Event or a Reorganization Vesting
     Event.

13.  EFFECTS OF DISSOLUTION, LIQUIDATION OR CHANGE OF CONTROL

     (a) Notwithstanding any other provision of the Plan, if the Company is dissolved or liquidated or is a party to a Change of Control and if (i) the Company's successor does not, by operation or law or prior agreement, assume the Company's obligations with respect to the Plan, or (ii) a Participant's employment is terminated for any reason or no reason by the Participant or by such successor within two years following the occurrence of such dissolution or liquidation, or (iii) a Participant's employment is terminated under circumstances described in Section 13(b) within two years following the occurrence of a Change of Control (collectively, "Reorganization Vesting Events" and individually a "Reorganization Vesting Event"), the benefits under the Plan of each Participant affected thereby shall vest fully as if such Participant had a total of 15 years of Service, and shall be calculated based on such Participant's highest average monthly Compensation over any 36 consecutive month period of actual employment prior to the Reorganization Vesting Event or, if the Participant has been employed for less than 36 consecutive months at such time, the period of such Participant's actual employment. No termination or modification of the Plan shall affect the rights of a Participant to then-vested benefits pursuant to the preceding sentence. If the Company is dissolved or liquidated or is a party to a Change of Control then, as to that event, the 1999 Plan may not be terminated or amended to reduce the benefits provided hereunder during the two year period following that event.

     (b) If a Participant's employment is terminated under the following circumstances within two years following the occurrence of a Change of Control, any unvested benefits of such Participant under the Plan shall vest fully if:

          (i) The Participant's employment is terminated involuntarily for reasons other than death, disability or discharge for "Good and Sufficient
               Cause" (as defined below); or

          (ii) The Participant voluntarily chooses to terminate employment for "Good Reason" (as defined below).

     (c) Benefits so vested pursuant to this Section 13 shall be payable commencing on the later of attainment of age fifty-five or the first day of the month following the Reorganization Vesting Event; provided, however, that the amount of such benefits shall be reduced as provided in clauses (i) and (ii) of Section 4(b) hereof for any Participant for whom commencement of benefits precedes such Participant's Normal Retirement Date. Sections 4(d) and (e) and Sections 5 and 6 shall apply to benefits payable pursuant to this Section 13.

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     (d)  Any Participant or his or her Beneficiary, as the case may be, receiving or entitled to receive benefits under this Section 13 may request, at any time, to receive payments in a lump sum or in equal monthly installment payments over 10 years, based on the actuarial equivalent of his or her remaining vested benefits. Payments may not begin prior to the date that is or would have been the Participant's 55th birthday. The written request shall be filed with and be subject to the approval of, the Committee. The Committee, at its discretion, may withhold such approval. Notwithstanding the foregoing, if the Committee withholds such approval, the Participant or Beneficiary may nonetheless elect to receive such accelerated or lump sum benefits on the date requested (or 30 days after the election, whichever is later), provided that, in addition to the reductions set out in clauses (i) and
          (ii) of Section 4(b), the amount of the Retirement Benefit (determined prior to actuarial adjustment) shall be subject to an additional penalty reduction of
          (i) 1% for each year (prorated on a monthly basis for parts of a year) by which commencement of such accelerated or lump sum benefits precedes the date that is or would have been the Participant's 62nd birthday, subject to a minimum reduction of 3% and a maximum reduction of 5%, and (ii) 3% as to any other Participant. Such election must be made within 30 days after the Participant or Beneficiary receives notice from the Committee withholding such approval. Actuarial equivalence shall be determined in accordance with the actuarial assumptions used in computing lump sum payments under the Homestake Retirement Plan at the time such accelerated payments begin or such lump sum payment is made. Such actuarial benefit shall be paid (or commence to be paid) within 60 days of his or her election.

     (e) Notwithstanding the foregoing, if a Participant or Beneficiary fails to make any request or election under clause (d) of this Section 13 and the federal, state, provincial or local taxing authorities for the Participant's or Beneficiary's jurisdiction of residence subsequently contends that the Participant or Beneficiary had constructive receipt of benefits hereunder because of the rights provided by clause (d), then the Participant or Beneficiary may elect a lump sum with respect to the actuarial equivalent of his or her remaining vested benefits hereunder within 30 days receiving notice of such contention. Such lump sum will be paid within 30 days of receipt of the Participant's or Beneficiary's written election to receive such lump sum, accompanied by a copy of the notice from the applicable taxing authority.

      (f) As used herein:

          (i) "Good and Sufficient Cause" means any act of fraud or dishonesty, or conviction of a felony involving moral turpitude or a Participant knowingly engaging in acts seriously detrimental to any of the operations of the Company.

          (ii) Voluntary termination of employment by a Participant for "Good Reason" means termination after a Change of Control of the Company following the

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               occurrence of one of the following events
               without the Participant's express written consent:

               (A)  The assignment by the Company to the
                    Participant of any duties inconsistent with the Participant's positions, duties, responsibilities, and status with the Company immediately prior to the Change of Control; provided, however, that for purposes of this subclause (A), the amount "50%" shall be substituted for "62.5%" in Section 3(c)(i) above (definition of "Change of Control") and Sections 3(c)(ii) and (iii) shall not apply;

                (B) A material reduction in the Participant's
                    responsibilities, titles, or offices as in effect immediately prior to the Change of Control, or any removal of the Participant from or any failure to re-elect the Participant to any such positions, except in connection with the involuntary termination of the Participant's employment for Good and Sufficient Cause, or as a result of the Participant's death, disability or retirement, or voluntary termination by the Participant for other than Good Reason; provided, however, that for purposes of this subclause (B), the amount "50%" shall be substituted for "62.5%" in Section 3(c)(i) above (definition of "Change of Control");

               (C)  A reduction by the Company in the
                    Participant's base salary as in effect
                    immediately prior to the Change of Control;

               (D) If there has been a change in the principal executive office of the Company to a location more than 50 miles from the location of the principal executive office of the Company immediately prior to the Change of Control, the requirement by the Company that the Participant be based anywhere other than within a 50-mile radius of your location immediately prior to the Change of Control, except for required travel on the Company's business to an extent substantially consistent with the Participant's business travel obligations immediately prior to the Change of Control; provided, however, that this subclause (D) shall not apply if the new location at which the Participant is to be based is as close to or closer to the Participant's principal residence than the prior location at which the Participant was based;

               (E)  The requirement by the Company that the
                    Participant be based anywhere other than within a 50-mile radius of the Participant's location immediately prior to the Change of Control, except for required travel on the Company's business to an extent substantially consistent with the Participant's travel obligations immediately prior to the Change of Control; provided, however,

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                    that for purposes of this subclause (E), the
                    amount "50%" shall be substituted for "62.5%" in
                    Section 3(c)(i) above (definition of "Change of Control") and Sections 3(c)(ii) and (iii) shall not apply; and provided, further, that this subclause (E) shall not apply if the new location at which the Participant is to be based is as close to or closer to the Participant's principal residence than the prior location at which the Participant was based; or

               (F) The failure by the Company to continue in effect, or a change of the Participant's participation or benefits under, any bonus or incentive compensation plan, any employee benefit plan qualified under Section 401 (a) of the Internal Revenue Code of 1954, as amended from time to time (the "Code"), any stock ownership, stock purchase, stock option or other equity incentive plan, any life, health, accident, disability or similar plan providing welfare benefits or any plan or program of fringe benefits in which the Participant participates immediately prior to a Change of Control ("Existing Plans"), the effect of which would be to materially reduce the total value, in the aggregate, of the Participant's benefits under all Existing Plans and all amendments thereto and plans substituted therefor, as compared to the Participant's benefits under Existing Plans as they existed immediately prior to the Change of Control, or the failure by the Company to provide the Participant with the number of paid vacation days to which the Participant was entitled in accordance with the Company's general vacation policy for key executives in effect immediately prior to the Change of Control.

     (g) Some or all of the events which constitute a Change of Control for purposes of this Plan also may constitute a change of control under Sections 280G and 4999 of the Internal Revenue Code ("Code") and related proposed regulations ("Regulations"). In the event a Change of Control occurs which also constitutes a change of control under the Code and Regulations and which subjects a Participant or Beneficiary to excise taxes under the Code and Regulations, the Participant or Beneficiary will be entitled to receive a "gross-up payment" in an amount sufficient to pay the excise tax, the taxes (including the excise tax) on the gross-up payment, and any related interest and penalties.
          Whether a Participant or Beneficiary is subject to the excise tax and the amount of the gross-up payment shall be determined by a law firm, a certified public accounting firm, and/or a firm of recognized executive compensation consultants selected by the Company (the "Consultant"). Determinations of the Consultant shall be binding upon the Participant or Beneficiary and the Company. Unless the Consultant concludes that a contrary method is clearly preferable, the gross-up payment shall be calculated on the assumption that the Participant or Beneficiary is subject to tax at the sum of the maximum marginal tax rates applicable to the state of residence of the Participant or Beneficiary, with no adjustment for the amount of income, for the deduction of state taxes on a federal return, for the deduction of federal tax on a state return, for the loss of itemized deductions or exemptions, or for any other purpose, and the Company shall make the gross-up payment in a lump sum within 10 days of receipt of the Consultant's determination. The Consultant shall provide the Participant or Beneficiary and the Company with a written notice of the amount of the excise taxes that is required to be paid and the amount of the gross-up payment, including any necessary calculations in support of its conclusions. The Company shall pay all fees and expenses of the Consultant.
          The Participant or Beneficiary shall notify the Company in writing within five days if the Internal Revenue Service takes the position that the amount of excise tax paid was incorrect. The Company shall have the right to challenge any excise tax determinations made by the Internal Revenue Service, and the Participant or Beneficiary shall cooperate fully with the Company in connection with any such challenge. The Company shall control any such challenge and shall bear all costs associated with the challenge. After the Company has exhausted the rights to challenge the determination or indicated that it intends to concede or settle the excise tax determination, the gross-up payment shall be recalculated by the Consultant to reflect the actual excise taxes and any related interest and penalties.
          The Company shall pay to the Participant or Beneficiary any deficiency in the gross-up payment and any related interest and penalties payable (or the Participant or Beneficiary shall return to the Company any excess gross-up payment and any interest received thereon) within 10 days of receipt of the revised calculations from the Consultant.

14.  GENERAL PROVISIONS

     (a) Except as provided by the Trust, Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company or its Affiliates. With respect to the Plan, any Plan Agreement and the Trust, any and all of the Company's and Affiliates' assets shall be, and shall remain, the general, unpledged unrestricted assets of the Company and its Affiliates, except as provided by the Trust.

     (b) The Company's and its Affiliates' liability for the payment of benefits shall be defined only by the Plan. The Company and its Affiliates shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

     (c) Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable, except that the foregoing shall not apply to any family support obligations set forth in a court order. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or

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


          any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

     (d) The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company or any Affiliate and the Participant. Such employment is an "at will" employment relationship that can be terminated at any time for any reason, with or without cause, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Company or Affiliate or to interfere with the right of any Company or Affiliate to discipline or discharge the Participant at any time.

     (e) A Participant shall cooperate with the Company or Affiliate by furnishing any and all information requested by the Company or Affiliate and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as any Company or Affiliate may deem necessary.

     (f) Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

     (g) The captions of the articles, sections and paragraphs of this plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

     (h) The provisions of this Plan shall be construed and interpreted according to the laws of the State of California.

     (i) In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

     (j) Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

                         Homestake Mining Company
                         Attn: Compensation Committee
                         650 California Street
                         San Francisco, CA 94108

          Such notice shall be deemed given as of the date of delivery or, if delivery is

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


          made by mail, as of the date shown on the postmark on the receipt for registration or certification.

     (k) Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

     (l) The provisions of this Plan shall bind and inure to the benefit of the Company and its Affiliates and their successors and assigns and the Participant, the Participant's Beneficiaries, and their permitted successors and assigns.

     (m) The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

     (n) If a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

15.  DISTRIBUTION IN THE EVENT OF TAXATION

     If, for any reason, all or any portion of a Participant's benefits under this Plan become taxable to the Participant prior to receipt, a Participant may petition the Committee for a distribution of assets sufficient to meet the Participant's tax liability (including additions to tax, penalties and interest). Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company and it Affiliates shall cause to be distributed to the Participant immediately available funds in an amount equal to the Participant's federal, state and local tax liability associated with such taxation (which amount shall not exceed a Participant's accrued benefit under the Plan), which liability shall be measured by using that Participant's then current highest federal, state and local marginal tax rate, plus the rates or amounts for the applicable additions to tax, penalties and interest. If the petition is granted, the tax liability distribution shall be made within 90 days of the date when Participant's petition is granted. Such a distribution shall affect and reduce the benefits to be paid subsequently hereunder.

16.  CLAIMS PROCEDURE

     If a Participant or Beneficiary ("Claimant") believes that he or she is entitled to a benefit or greater benefit as the case may be, under the Plan, the Claimant may submit a signed, written application to the Committee within 90 days of having been denied such benefit. The Claimant will generally be notified of the approval or denial of this application within 90 days of the date that the Committee receives the application. If the claim is denied, the denial will state specific reasons for the denial and the Claimant will have 60 days to file a signed, written request for a review of the denial with the Committee. This request should include the reasons for requesting a review, facts supporting the request and any other relevant comments. The Committee, operating pursuant to its discretionary authority to administer and interpret the Plan and to determine eligibility for benefits under the terms of the Plan, will generally make a final, written determination of the Claimant's eligibility for benefits within 60 days of receipt of the request for review.

17.  ARBITRATION

     Any controversy between a Participant and the Company or its Affiliates involving the construction or application of any of the terms, provisions, or conditions of this Plan shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, then in effect, and judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The exclusive place of arbitration shall be San Francisco, California. The expenses reasonably incurred by both parties in connection with arbitration, including attorney fees, shall be borne by the Company and its Affiliates.

18.  TERMINATION OF PRIOR PLAN AND RIGHTS THEREUNDER

     This Plan superceded and replaced the Prior Plan, and all rights, if any, that the undersigned Participant may have had under the Prior Plan terminated.


     IN WITNESS WHEREOF, Homestake Mining Company has adopted this 1999 Executive Supplemental Retirement Plan, effective April
1, 1999, amended as of September 1, 1999.


                                   HOMESTAKE MINING COMPANY


__________________________         By: ________________________
    Date of Execution





                 ACKNOWLEDGEMENT AND AGREEMENT

     I have read and understand and agree to the 1999 Executive Supplemental Retirement Plan, as amended as of September 1, 1999
("Plan"), set out above.   I acknowledge that the Plan
defines the entire obligation of Homestake and its Affiliates with respect to the benefits identified therein and is limited to those benefits.


Date:__________________                ________________________









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